Exhibit 99.1

STAAR Surgical Reports Fourth Quarter and Full Year 2021 Results

LAKE FOREST, CA, February 23, 2022 --- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, today reported financial results for the fourth quarter and fiscal year ended December 31, 2021.

Fourth Quarter 2021 Overview

•	Net Sales of $59.0 Million Up 28% from the Prior Year Quarter
•	ICL Sales of $53.0 Million Up 33% from the Prior Year Quarter
•	ICL Units Up 36% from the Prior Year Quarter
•	Gross Margin at 76.3% vs. 74.6% in the Prior Year Quarter
•	Net Income of $0.10 per Share vs. Prior Year Quarter Net Income of $0.07 per Share
•	Cash and Cash Equivalents Ended the Quarter at $199.7 Million

Full Year 2021 Overview

•	Record Net Sales of $230.5 Million Up 41% from Prior Year
•	ICL Sales Up 51% and Units Up 48% from the Prior Year
•	Gross Margin at 77.5% of Sales from 72.4% of Sales in the Prior Year
•	Full Year Net Income of $0.50 per Share vs. Prior Year Net Income of $0.12 per Share

“Our fiscal 2021 results reflect record levels of sales, profit and growth achievement for STAAR, driven by continued accelerating demand for our implantable Collamer® lenses,” said Caren Mason, President and CEO of STAAR Surgical. “For the full year, fiscal 2021, total company Net sales growth, up 41% year over year, accelerated from fiscal 2020 and the pre-pandemic level of 2019 driven by global ICL unit growth up 48%, which was almost three times the growth of global refractive industry procedures.1 During the fourth quarter, sales in Europe and our U.S. manufacturing operations were impacted by Covid-related staffing and throughput challenges which are now lessening. Global demand for our ICL continues unabated through the first seven weeks of the first quarter of 2022, including record orders from surgeons in China. In the U.S., our submission of clinical data for STAAR’s EVO family of myopia lenses remains under customary interactive FDA review. For fiscal 2022, we plan to invest more heavily in consumer awareness building programs designed to drive growth. The STAAR team will also continue to engage the ophthalmic community through clinical validation, education and strategic cooperation. We reaffirm our previously provided outlook for Net sales of approximately $295 million for fiscal 2022, subject to no unforeseen incremental impact from Covid on our business, which would represent 28% growth year over year and another record year of commercial and financial progress for STAAR.”

1 Market Scope Refractive Surgery Report, January 2022. Industry refractive procedures up 17%.

Financial Overview – Q4 2021

Net sales were $59.0 million for the fourth quarter of 2021, up 28% compared to $46.0 million reported in the prior year quarter. The sales increase was driven by ICL sales and unit growth of 33% and 36%, respectively, as compared to the prior year period. Other Product Sales decreased 3% compared to the prior year quarter. ICL sales was 90% of total Net sales for the fourth quarter of 2021.

Gross profit margin for the fourth quarter of 2021 was 76.3% compared to the prior year period of 74.6%. Factors impacting gross margin in the fourth quarter of 2021, as compared to the prior year period, include a higher mix of ICL sales and geographic sales mix, partially offset by an increase in expenses related to manufacturing projects.

Operating expenses for the fourth quarter of 2021 were $37.6 million compared to the prior year quarter of $30.2 million. General and administrative expenses were $11.5 million compared to the prior year quarter of $9.5 million. The increase in general and administrative expenses was due to increased compensation-related expenses, facilities costs and outside services. Selling and marketing expenses were $17.1 million compared to the prior year quarter of $11.8 million. The increase in selling and marketing expenses is due to increased advertising and promotional expenses, compensation-related expenses and trade show and meeting expenses. Research and development expenses were $9.1 million compared to the prior year quarter of $9.0 million as lower U.S. EVO clinical trial expenses offset the increase in compensation-related expenses related to additional hires.

Net income for the fourth quarter of 2021 was $4.9 million or $0.10 per diluted share compared with net income of $3.3 million or $0.07 per diluted share for the prior year quarter. The year over year increase is attributable to higher gross profit and operating income partially offset by other expense, primarily changes in foreign currency transactions. Adjusted Net Income for the fourth quarter of 2021 was $9.5 million or $0.19 per diluted share compared to $6.8 million or $0.14 per diluted share for the prior year quarter. The reconciliation between GAAP and non-GAAP financial information is provided in the financial tables included with this release.

Financial Overview – Full Year 2021

Net sales were $230.5 million for full year (“FY”) 2021, up 41% compared to $163.5 million reported in the prior year. The increase in Net sales was driven by ICL sales and unit growth of 51% and 48%, respectively. Other Products Sales decreased 20% compared to the prior year due to lower sales of injectors and injector parts and IOLs. ICL sales were 92% of total Net sales for FY 2021 as compared to 87% for FY 2020.

Gross profit margin for FY 2021 increased to 77.5% of total net sales compared to 72.4% of total net sales for FY 2020. The increase in gross margin for the year is due to a higher mix of ICL sales, geographic sales mix, a decreased mix of injector part sales which carry a lower margin offset by increased period costs associated with the manufacturing expansion projects. FY 2020 gross margin was impacted by a voluntary pause in manufacturing at the Company’s principal manufacturing facility due to the pandemic.

Operating expenses for FY 2021 were $145.3 million compared to prior year of $111.6 million. The 30% increase in operating expense is primarily due to increased compensation-related expenses, marketing, promotion and advertising costs. Increases in meetings and trade show expenses, outside services and facilities costs were partially offset by a decrease in clinical expenses associated with the Company’s EVO clinical trial in the U.S.

Net income for FY 2021 was $24.5 million or approximately $0.50 per diluted share compared with net income of $5.9 million or $0.12 per diluted share for the prior year. The year over year increase in net income is due to higher gross profit and operating income offset partially offset by other expense, primarily changes in foreign currency transactions. Adjusted Net Income for FY 2021 was $42.9 million or $0.87 per diluted share, compared with an

Adjusted Net Income of $16.7 million or $0.35 per diluted share for FY 2020. The reconciliation between GAAP and non-GAAP financial information is provided in the financial tables included with this release.

Cash and cash equivalents at December 31, 2021 totaled $199.7 million, compared to $152.5 million at end of the fourth quarter of 2020. The Company generated $44.0 million in cash from operations for FY 2021.

Conference Call

The Company will host a conference call and webcast today, Wednesday, February 23 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss its financial results and operational progress. To access the conference call (Access Code 142350), please dial 844-200-6205 for domestic participants and 929-526-1599 for international participants. The live webcast can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call (Replay Code 610748) will be available beginning approximately one hour after the call’s conclusion for seven days. This replay can be accessed by dialing 866-813-9403 for domestic callers and 929-458-6194 for international callers. An archived webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance. “Adjusted Net Income” excludes the following items that are included in “Net Income” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): gain or loss on foreign currency transactions, stock-based compensation expenses, and valuation allowance adjustments.  Management believes that “Adjusted Net Income” is useful to investors in gauging the outcome of the key drivers of the business performance:  the ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which management has control.

Management has also excluded gains and losses on foreign currency transactions because of the significant fluctuations that can result from period to period as a result of market driven factors. Stock-based compensation expenses consist of expenses for stock options and restricted stock under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718.  Valuation allowance adjustments can occur from time to time based on forecasted changes in operating results until all net operating loss carryforwards are fully utilized.  In calculating Adjusted Net Income, STAAR excludes these expenses because they are non-cash expenses and because of the considerable judgment involved in calculating their values.  In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

The Company also uses Constant Currency as a Non-GAAP financial measure to exclude the effects of currency fluctuations on net sales. The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on the Company’s results when reported in U.S. dollars. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the "constant currency" rate to sales or expenses in the current period as well. Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long-term progress of its initiatives and determining whether its managers are achieving their performance goals. The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company's performance without the external effect of changes in relative currency values. The table below shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”, which includes the EVO Visian ICL™ product line. More than 1,000,000 Visian® ICLs have been implanted to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: www.discovericl.com. Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections (including sales), plans, strategies, and objectives of management for 2022 or prospects for achieving such plans, expectations for sales, revenue, margin, expenses or earnings, the expected impact of the COVID-19 pandemic and related public health measures (including but not limited to its impact on sales, operations or clinical trials globally), product safety or effectiveness, the status of our pipeline of ICL products with regulators, including our EVO family of lenses in the U.S., and any statements of assumptions underlying any of the foregoing, including those relating to our product pipeline and market expansion activities. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties related to the COVID-19 pandemic and related public health measures, as well as the factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: global economic conditions; the impact of the COVID-19 pandemic on markets; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval, or to take enforcement action; international trade disputes; and the willingness of surgeons and patients to adopt a new or improved product and procedure. The EVO version of our ICL lens is not yet approved for sale in the United States.

CONTACT:Investors

Brian Moore

Vice President, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com

Media

Jen Jones

Gold PR | Social Media

(310) 918-4313

jjones@goldpr.com

Consolidated Balance Sheets

(in 000's)

Unaudited

	December 31, 2021	January 1, 2021
ASSETS
Current assets:
Cash and cash equivalents	$199,706	$152,453
Accounts receivable trade, net	43,531	35,229
Inventories, net	17,274	18,111
Prepayments, deposits, and other current assets	10,900	10,625
Total current assets	271,411	216,418
Property, plant, and equipment, net	35,912	24,030
Finance lease right-of-use assets, net	506	596
Operating lease right-of-use assets, net	31,310	8,764
Intangible assets, net	218	270
Goodwill	1,786	1,786
Deferred income taxes	3,813	4,944
Other assets	822	608
Total assets	$345,778	$257,416

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$-	$1,379
Accounts payable	8,699	7,474
Obligations under finance leases	127	360
Obligations under operating leases	3,283	2,485
Allowance for sales returns	4,816	4,532
Other current liabilities	31,877	25,006
Total current liabilities	48,802	41,236
Obligations under finance leases	382	38
Obligations under operating leases	28,269	6,537
Deferred income taxes	811	222
Asset retirement obligations	198	221
Pension liability	8,758	11,940
Total liabilities	87,220	60,194

Stockholders' equity:
Common stock	477	464
Additional paid-in capital	373,519	338,194
Accumulated other comprehensive loss	(4,048)	(5,545)
Accumulated deficit	(111,390)	(135,891)
Total stockholders' equity	258,558	197,222
Total liabilities and stockholders' equity	$345,778	$257,416

Consolidated Statements of Income

(In 000's except for per share data)

Unaudited

	Three Months Ended						Twelve Months Ended
	% of	December 31, 2021	% of	January 1, 2021	Fav (Unfav)		% of	December 31, 2021	% of	January 1, 2021	Fav (Unfav)
	Sales		Sales		Amount	%	Sales		Sales		Amount	%
Net sales	100.0%	$59,001	100.0%	$45,998	$13,003	28.3%	100.0%	$230,472	100.0%	$163,460	$67,012	41.0%

Cost of sales	23.7%	14,010	25.4%	11,697	(2,313)	-19.8%	22.5%	51,835	27.6%	45,098	(6,737)	-14.9%

Gross profit	76.3%	44,991	74.6%	34,301	10,690	31.2%	77.5%	178,637	72.4%	118,362	60,275	50.9%

Selling, general and administrative expenses:
General and administrative	19.5%	11,471	20.7%	9,505	(1,966)	-20.7%	19.1%	44,142	20.7%	33,911	(10,231)	-30.2%
Selling and marketing	28.9%	17,065	25.6%	11,761	(5,304)	-45.1%	29.2%	67,294	28.0%	45,764	(21,530)	-47.0%
Research and development	15.4%	9,072	19.5%	8,958	(114)	-1.3%	14.7%	33,862	19.6%	31,918	(1,944)	-6.1%
Total selling, general, and administrative expenses	63.8%	37,608	65.8%	30,224	(7,384)	-24.4%	63.0%	145,298	68.3%	111,593	(33,705)	-30.2%

Operating income	12.5%	7,383	8.8%	4,077	3,306	81.1%	14.5%	33,339	4.1%	6,769	26,570	392.5%

Other income (expense):
Interest income (expense), net	0.0%	(3)	0.0%	1	(4)	-400.0%	0.0%	(38)	0.1%	238	(276)	-116.0%
Gain (loss) on foreign currency transactions	-1.6%	(924)	1.0%	476	(1,400)	-294.1%	-1.3%	(2,964)	0.5%	864	(3,828)	-443.1%
Royalty income	0.9%	519	0.5%	201	318	158.2%	0.4%	1,015	0.3%	440	575	130.7%
Other income (expense), net	0.0%	(1)	0.1%	39	(40)	-102.6%	0.0%	(48)	0.0%	(44)	(4)	-9.1%
Total other income (expense), net	-0.7%	(409)	1.6%	717	(1,126)	-157.0%	-0.9%	(2,035)	0.9%	1,498	(3,533)	-235.8%

Income before provision for income taxes	11.8%	6,974	10.4%	4,794	2,180	45.5%	13.6%	31,304	5.0%	8,267	23,037	278.7%

Provision for income taxes	3.5%	2,052	3.2%	1,467	(585)	-39.9%	3.0%	6,803	1.4%	2,354	(4,449)	-189.0%

Net income	8.3%	$4,922	7.2%	$3,327	$1,595	47.9%	10.6%	$24,501	3.6%	$5,913	$18,588	314.4%

Net income per share - basic		$0.10		$0.07				$0.52		$0.13
Net income per share - diluted		$0.10		$0.07				$0.50		$0.12

Weighted average shares outstanding - basic		47,652		46,264				47,210		45,605
Weighted average shares outstanding - diluted		49,478		48,808				49,456		47,953

Consolidated Statements of Cash Flows

(in 000's)

Unaudited

	Three Months Ended		Twelve Months Ended
	December 31, 2021	January 1, 2021	December 31, 2021	January 1, 2021

Cash flows from operating activities:
Net income	$4,922	$3,327	$24,501	$5,913
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	937	784	3,608	3,060
Amortization of long-lived intangibles	8	9	34	35
Deferred income taxes	650	366	1,495	(849)
Change in net pension liability	46	134	137	656
Stock-based compensation expense	3,620	3,181	14,605	12,146
Loss on disposal of property and equipment	-	210	2	213
Provision for sales returns and bad debts	(751)	20	318	835
Inventory provision	557	511	1,654	1,706
Changes in working capital:
Accounts receivable	(1,796)	7,001	(8,868)	(3,974)
Inventories	(1,235)	(37)	66	(1,390)
Prepayments, deposits and other current assets	(1,999)	(3,117)	(711)	(3,753)
Accounts payable	148	(542)	108	(1,199)
Other current liabilities	3,391	7,703	7,013	7,552
Net cash provided by operating activities	8,498	19,550	43,962	20,951

Cash flows from investing activities:
Acquisition of property and equipment	(4,689)	(2,145)	(13,645)	(8,404)
Net cash used in investing activities	(4,689)	(2,145)	(13,645)	(8,404)

Cash flows from financing activities:
Repayment on line of credit	(1,297)	(4)	(1,297)	(515)
Repayment of finance lease obligations	(34)	(106)	(348)	(561)
Proceeds from vested restricted stock and exercise of stock options	1,115	6,660	19,438	20,647
Net cash provided by (used in) financing activities	(216)	6,550	17,793	19,571

Effect of exchange rate changes on cash and cash equivalents	(133)	160	(857)	367

Increase in cash and cash equivalents	3,460	24,115	47,253	32,485
Cash and cash equivalents, at beginning of the period	196,246	128,338	152,453	119,968
Cash and cash equivalents, at end of the period	$199,706	$152,453	$199,706	$152,453

Reconciliation of Non-GAAP Financial Measure

Adjusted Net Income and Net Income Per Share

(in 000's)

Unaudited

	Three Months Ended		Twelve Months Ended
	December 31, 2021	January 1, 2021	December 31, 2021	January 1, 2021

Net income (as reported)	$4,922	$3,327	$24,501	$5,913
Less:
Foreign currency impact	924	(476)	2,964	(864)
Stock-based compensation expense	3,620	3,181	14,605	12,146
Valuation allowance adjustment	-	720	845	(495)
Net income (adjusted)	$9,466	$6,752	$42,915	$16,700

Net income per share, basic (as reported)	$0.10	$0.07	$0.52	$0.13
Foreign currency impact	0.02	(0.01)	0.06	(0.02)
Stock-based compensation expense	0.08	0.07	0.31	0.27
Valuation allowance adjustment	-	0.02	0.02	(0.01)
Net income per share, basic (adjusted)	$0.20	$0.15	$0.91	$0.37

Net income per share, diluted (as reported)	$0.10	$0.07	$0.50	$0.12
Foreign currency impact	0.02	(0.01)	0.06	(0.02)
Stock-based compensation expense	0.07	0.07	0.29	0.25
Valuation allowance adjustment	-	0.01	0.02	-
Net income per share, diluted (adjusted)	$0.19	$0.14	$0.87	$0.35

Weighted average shares outstanding - Basic	47,652	46,264	47,210	45,605
Weighted average shares outstanding - Diluted	49,478	48,808	49,456	47,953

Note:  Net income per share (adjusted), basic and diluted, may not add due to rounding

STAAR Surgical Company

Reconciliation of Non-GAAP Financial Measure

Constant Currency Sales

(in 000's)

Unaudited

	Three Months Ended
	December 31, 2021	Effect of	Constant	January 1, 2021	As Reported		Constant Currency
Sales		Currency	Currency		$ Change	% Change	$ Change	% Change
ICL	$53,016	$846	$53,862	$39,846	$13,170	33.1%	$14,016	35.2%

Cataract IOL	3,195	201	3,396	3,694	(499)	-13.5%	(298)	-8.1%
Other	2,790	173	2,963	2,458	332	13.5%	505	20.5%
Other Products	5,985	374	6,359	6,152	(167)	-2.7%	207	3.4%

Total Sales	$59,001	$1,220	$60,221	$45,998	$13,003	28.3%	$14,223	30.9%

	Twelve Months Ended
	December 31, 2021	Effect of	Constant	January 1, 2021	As Reported		Constant Currency
Sales		Currency	Currency		$ Change	% Change	$ Change	% Change
ICL	$212,905	$(759)	$212,146	$141,407	$71,498	50.6%	$70,739	50.0%

Cataract IOL	12,519	19	12,538	13,574	(1,055)	-7.8%	(1,036)	-7.6%
Other	5,048	243	5,291	8,479	(3,431)	-40.5%	(3,188)	-37.6%
Other Products	17,567	262	17,829	22,053	(4,486)	-20.3%	(4,224)	-19.2%

Total Sales	$230,472	$(497)	$229,975	$163,460	$67,012	41.0%	$66,515	40.7%